Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Sears Oil and Gas Corporation (A Development Stage Company), of our report dated April 22, 2008 on our audit of the financial statements of Sears Oil and Gas Corporation (A Development Stage Company) as of February 29, 2008, December 31, 2007, and December 31, 2006 and the related statements of operations, stockholders’ equity and cash flows for the two months ended February 29, 2008, and for the years ended December 31, 2007 and December 31, 2006 and since inception on September 9, 2005 through February 29, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
May 29, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501